Exhibit 5.1

August 2, 2018

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

Re:	Post-Effective Amendments to Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-165105), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-190498), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-207251) and Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-219840) (the “Post-Effective Amendments”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to (i) the number of shares of common stock, $0.01 par value per share, of Alnylam Pharmaceuticals, Inc., a Delaware corporation (the “Company”) available for future awards under the Company’s Second Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”) that became issuable under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”) upon the approval of the 2018 Plan by the Company’s stockholders on May 10, 2018 and (ii) the number of undelivered shares subject to outstanding awards under the 2009 Plan that again become available for future awards under the 2018 Plan as provided for in the 2018 Plan (the “Shares”). The total number of shares of Common Stock that may be granted under the 2018 Plan includes the Shares and 3,500,000 shares of Common Stock registered concurrently on a new Registration Statement on Form S-8.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Post-Effective Amendments. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP